Exhibit 10.1

AMENDMENT TO THE ENTERA BIO LTD. 2018 EQUITY INCENTIVE PLAN

This Amendment (the “Amendment”) to the 2018 Equity Incentive Plan (the “2018 Plan”) of Entera Bio Ltd., a company organized under the laws of the State of Israel (the “Company”), is made effective as of July 14, 2026. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the 2018 Plan.

WHEREAS, the Board of Directors of the Company (the “Board”) via meeting of the Board held on May 7, 2026, determined it to be in the best interests of the Company to amend the 2018 Plan to increase the aggregate number of ordinary shares, par value NIS 0.0000769 per share (“Ordinary Shares”) of the Company authorized for issuance thereunder by a one-time additional amount of 2,500,000 Ordinary Shares (the “Share Increase”); and

WHEREAS, at the Company’s 2026 annual meeting of shareholders held on July 14, 2026, the Company’s shareholders approved the Share Increase.

NOW, THEREFORE, be it resolved that the 2018 Plan is hereby amended as follows:

1. Section 4(a) of the 2018 Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 4(c), the maximum number of Shares available for issuance under the Plan shall not exceed 12% of the Company’s issued and outstanding share capital as of the Effective Date; provided that, (a) starting on January 1, 2019, on January 1 of each year, the total number of Shares available for issuance under the Plan will be increased by an amount equal to the lesser of (i) 5% of the Company’s outstanding Shares on December 31 of the immediately preceding year or (ii) such number of Shares as determined by the Board in its discretion, (b) on September 7, 2022, the total number of Shares available for issuance under the Plan shall also be increased by a one-time amount equal to 576,188 Shares, (c) on July 31, 2024, the total number of Shares available for issuance under the Plan shall also be increased by a one-time amount equal to 1,788,515 Shares and (d) on July 14, 2026 the total number of Shares available for issuance under the Plan shall also be increased by a one-time amount equal to 2,500,000 Shares. Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.”

2. To record the adoption of this Amendment to the 2018 Plan by the Board, and the approval by the Company’s shareholders of this Amendment effective as of July 14, 2026, the Company has caused its authorized officer to execute the same as of the date first set forth above.

ENTERA BIO LTD.

By: /s/ Miranda Toledano
Name: Miranda Toledano
Title: Chief Executive Officer